EXHIBIT 99.1

Somera Communications Receives Nasdaq Deficiency Notification

DALLAS, November 1, 2005 — Somera Communications (NASDAQ: SMRA), a global provider of telecommunications asset management services, today announced that the Company received a Nasdaq Staff Deficiency letter on October 31, 2005 indicating that Somera is not in compliance with the $1.00 minimum closing bid price requirement for continued listing set forth in Marketplace Rule 4450(a)(5).

In accordance with Marketplace Rule 4450(e)(2), Somera will be provided 180 calendar days, or until May 1, 2006, to regain compliance. If, at anytime before May 1, 2006, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Company may regain compliance with the Rule.

If Somera does not regain compliance with the minimum closing bid price requirement by May 1, 2006, Nasdaq Staff will provide written notification that its securities will be delisted. At that time, the Company may appeal the Nasdaq Staff’s determination to delist its securities to a Listing Qualifications Panel. Alternatively, the Company also could consider applying to transfer its common stock to The Nasdaq Capital Market if it satisfies the requirements for initial inclusion (other than the minimum bid price requirement) set forth in Marketplace Rule 4310(c). If its application is approved, the Company will be afforded the remainder of this market’s second 180-calendar day compliance period in order to regain compliance while on The Nasdaq Capital Market.

About Somera

Somera Communications is a telecom asset management firm that assists service providers generate greater value from their network assets in the form of lower operating costs, longer product life, higher productivity, and real measurable savings. Somera provides immediate availability of quality, warranted new and refurbished equipment at savings of 25% to 60%. Extending these benefits is Somera RecoveryPLUSTM, which deploys knowledgeable personnel, proven processes and proprietary software to each client location to provide professional discovery, valuation and asset cataloging, thereby enhancing ongoing network efficiency while improving the accuracy and quality of reports required of today’s regulatory environment. In addition, Somera offers outsourced network operations, logistics, and technical service, as well as comprehensive repair services for wireless, wireline, and data products – all at significant savings and reduced cycle times. Founded in 1995, Somera has developed an impressive base of over 1,100 customers worldwide, including the industry leaders from each segment of the telecommunications market. Visit Somera on the web at www.somera.com.

Contact:

Jim Gardner

Vice President, Marketing

972-304-5660

jgardner@somera.com

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